Exhibit 99.2

Heska Corporation
Jon Aagaard
Director, Investor Relations
970.619.3033
investorrelations@heska.com

Heska Corporation Announces Proposed Private Offering of $75.0 Million of Convertible Senior Notes

LOVELAND, CO, September 11, 2019 – Heska Corporation (Nasdaq: HSKA; “Heska” or the “Company”), a provider of advanced veterinary diagnostic and specialty healthcare products, today announced that it proposes to offer $75.0 million aggregate principal amount of convertible senior notes due 2026, subject to market conditions and other factors. The notes are to be sold only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. Prior to the close of business on the business day immediately preceding March 15, 2026, the notes will be convertible at the option of the holders only upon the occurrence of certain events and during certain periods. Thereafter, the notes will be convertible at the option of the holders at any time prior to the close of business on the business day immediately preceding the maturity date. Upon conversion, the Company will pay or deliver, as the case may be, cash, shares of the Company’s common stock or a combination thereof, at the Company’s election. The interest rate, initial conversion rate and other terms will be determined by negotiations among J.P. Morgan Securities LLC and Piper Jaffray & Co., the initial purchasers of the notes, and the Company. The Company also expects to grant to the initial purchasers a 13-day option to purchase up to an additional $11.25 million aggregate principal amount of the notes.
The Company expects to use the net proceeds of the offering (including from any exercise by the initial purchasers of their option to purchase additional notes) to repay all outstanding indebtedness of approximately $12.8 million under its existing credit facility, to fully fund a $2.0 million cash collateral account contemplated to secure its obligations under its credit facility as amended in connection with the offering, to fund its intended expansion efforts, including through acquisitions of complementary businesses or technologies or other strategic transactions, and for working capital and other general corporate purposes. From time to time, the Company evaluates and is currently evaluating potential acquisitions or other strategic transactions. The Company has no current agreements or commitments with respect to any such acquisition or strategic transaction, however, and there can be no assurance that it will be able to enter into any definitive agreements with respect to, or otherwise consummate, any such transaction.
This press release does not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any offer or sale of, the notes (or any shares of Heska’s common stock issuable upon conversion of the notes) in any state or jurisdiction in which the offer, solicitation, or sale would be unlawful prior to the registration or qualification thereof under the securities laws of any such state or jurisdiction.

About Heska
Heska Corporation (NASDAQ: HSKA - News) manufactures, develops and sells advanced veterinary diagnostic and specialty healthcare products through two business segments; Core Companion Animal Health ("CCA") represents approximately 85% of revenues, and Other Vaccines and Pharmaceuticals ("OVP") segment represents approximately 15% of revenues as of June 30, 2019. CCA segment includes Point of Care Laboratory testing instruments and consumables, primarily under a unique multi-year Reset Subscription model, digital imaging products, software and services, local and cloud-based data services, allergy testing and immunotherapy, and single use offerings such as in-clinic diagnostic tests and heartworm preventive products. OVP segment includes private label vaccine and pharmaceutical production under third party agreements and channels, primarily for herd animal health.

Forward-Looking Statements
This press release contains forward-looking statements, including, among other things, about whether Heska will be able to consummate the offering of the notes, the anticipated terms of the offering, and Heska’s contemplated use of the net proceeds from the proposed offering. The words such as “may,” “should,” “will,” “believe,” “expect,” “anticipate,” “target,” “project,” and similar phrases that denote future expectations or intent are intended to identify forward-looking statements. You should not rely upon forward-looking statements as predictions of future events.
The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties, and other factors that may cause actual results, performance, or achievements to differ materially, including (i) changes as a result of market conditions or for other reasons, (ii) the risk that the offering of the notes will not be consummated on the anticipated terms, or at all, and (iii) the impact of general economic, industry or political conditions in the United States or internationally.
The forward-looking statements contained in this press release are also subject to additional risks, uncertainties, and factors, including those more fully described in Heska’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2018, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2019. Further information on potential risks that could affect actual results will be included in the subsequent periodic and current reports and other filings that Heska makes with the Securities and Exchange Commission from time to time.